Exhibit 99.1

For Immediate Release

McIntosh State Bank Press Release

October 26, 2009

McIntosh State Bank Announces Agreement with Regulators

Pete Malone, Chief Executive Officer of McIntosh State Bank, headquartered in Jackson, Georgia, has announced that after working with the Georgia Department of Banking & Finance and the Federal Deposit Insurance Corporation, a formal agreement has been reached that is designed to make sure the bank is correcting identified problems in a good faith effort on the part of both the Board of Directors and the bank’s management team. The regulatory order, known officially as a “cease and desist order”, which the board signed on October 15, is designed to improve the condition of the Bank. The basis for the order is largely due to the bank’s concentration in residential real estate acquisition, development and construction loans, coupled with the effects of the current real estate and economic downturn. It is based primarily on the bank’s numbers as opposed to any specific actions or non-actions by bank officers and employees.

Mr. Malone was quoted as saying “We have been expecting this order and have already met many of its requirements. We will continue to operate under a business as usual environment and look forward to making additional positive progress to satisfy regulators’ directives.” According to Mr. Malone, the bank has plans to raise additional capital to meet the terms of the agreement. This is in addition to the $3 million in capital injected by the bank’s directors and executive officers in December 2008. The bank’s directors and executive officers have also relinquished over $1 million in retirement plan compensation as a further boost to capital. Mr. Malone further noted, “One of our biggest accomplishments in 2009 has been our ability to sell over $8.4 million of foreclosed real estate. We also have an additional $1.5 million in real estate under contract. A bank’s health is indicative of the community it serves, and we believe in the ultimate health of our local economy and plan to be in position to thrive as conditions improve. The factors that made our local areas attractive for growth over the last several years continue to exist.”

Regulatory orders have become more common as a result of the current economic downturn. Many Georgia banks with significant concentrations of non-performing assets are believed to be subject to some form of enforcement action. McIntosh State Bank has two banking offices in Henry County, one of the hardest hit areas in Georgia. Mr. Malone said “Because much of our bank’s market is located in the South Atlanta region, we participated in the area’s real estate growth and its subsequent slowdown. We are very focused on addressing our problems and working through them.”

McIntosh State Bank was established in 1964 and operates four full service bank locations in Jackson, Monticello, McDonough and Locust Grove. As of September 30, 2009 the bank had assets of $419.4 million and deposits of $373.3 million.

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For more information about this press release please call:

Pete Malone

Chief Executive Officer

770-775-8300